Exhibit 99.1

MoSys Announces $8 Million in Debt Financing

SANTA CLARA, Calif. — March 14, 2016 — MoSys, Inc. (NASDAQ: MOSY), or the Company, today announced that it has signed definitive agreements for a private placement of $8.0 million of 10% Senior Secured Convertible Notes. The transaction is subject to customary secured debt and closing terms.

The convertible notes mature August 15, 2018, are secured by a lien on all of the Company’s assets, carry a 10 percent annual interest rate, and are convertible into shares of the Company’s common stock at a price of $0.90 per share, which is subject to future anti-dilution adjustment, as explained in the report on Form 8-K filed with the Securities and Exchange Commission to report this transaction.  Interest on the convertible notes is payable semi-annually commencing August 15, 2016.  The Company can elect to pay interest in cash, through the issuance of identical convertible notes, or a combination of cash and new notes.

The Company intends to use the net proceeds to fund operations and new product development with the remainder of the proceeds to be used for general corporate purposes, including working capital.

The offering and sale of 10% Senior Secured Convertible Notes and the shares of common stock issuable upon conversion of the notes by the Company have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state or jurisdiction. The Securities and Exchange Commission has not approved or disapproved of the offering of such securities and any representation to the contrary is a criminal offense. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of such securities, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the networking and communications systems markets to address the continual increase in Internet users, data and services. More information is available at www.mosys.com.

Safe Harbor / Forward-Looking Statements

This press release contains forward-looking statements regarding the private placement and the intended use of proceeds. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from those projected in any such forward-looking statements depending on a variety of factors, including market conditions, risks associated with the cash requirements of the company’s business and other risks identified in the company’s most recent reports on Form 10-Q and Form 10-K filed with the SEC, as well as other reports that MoSys files from time to time with the SEC. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

MoSys is a registered trademark of MoSys, Inc. in the US and/or other countries. The MoSys logo is a trademark of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

Contacts:

Jim Sullivan, CFO

MoSys, Inc.

+1 (408) 418-7500

jsullivan@mosys.com

Beverly Twing, Sr. Acct. Manager

Shelton Group, Investor Relations

+1 (214) 272-0089

btwing@sheltongroup.com